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                                                                   EXHIBIT 11(B)

                   PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                      (IN MILLIONS, EXCEPT PER SHARE DATA)




                                                   Years Ended December 31,
                                                    1995    1994    1993
                                                    ----    ----    ----

      Earnings from continuing operations before
       accounting changes                          $738.7  $833.4  $560.6
      Earnings from discountinued operations, net             1.7    46.1
      Cumulative effect of accounting changes,
       net of tax                                                   (18.9)
                                                   ------  ------  ------
      Net earnings                                  738.7   835.1   587.8

      Less ESOP contribution assumed to be
       required if preferred shares are
       converted into common shares                   4.5     4.7     4.7
      Plus interest on convertible debentures                 1.3     1.8
      Less adjustment of tax benefit on
       allocated shares                                .5      .3      .3
                                                   ------  ------  ------
      Net earnings on common shares - fully
       diluted                                     $733.7  $831.4  $584.6
                                                   ======  ======  ======
      Average number of common shares
       outstanding                                  504.7   504.4   505.6
      Number of common shares issuable
       assuming exercise of stock options             4.9      .4      .2
      Contingently issuable incentive shares          1.0     2.6     2.0
      Number of common shares issuable assuming
       conversion of preferred shares                10.5    10.7    10.7
                                                    -----   -----   -----
      Earnings per share - fully diluted            521.1   518.1   518.5
                                                    =====   =====   =====
      Continuing operations before accounting
       changes                                      $1.41   $1.60   $1.08
      Discontinued operations                                         .09
      Cumulative effect of accounting changes                        (.04)
                                                    -----   -----   -----
      Net earnings                                  $1.41   $1.60   $1.13
                                                    =====   =====   =====